Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
PLAYAGS, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of PlayAGS, Inc., a Nevada corporation, does hereby certify as follows:

A.The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.The amendment and restatement of the articles of incorporation as set forth below has been approved by at least a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C.This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows on the following pages attached hereto.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of PlayAGS, Inc. as of    January 29 , 2018.

/s/ DAVID LOPEZ
Name: David Lopez Title: Chief Executive Officer and President

[Signature Page to Articles of Incorporation]

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
PlayAGS, Inc.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation (the “Corporation”) is PlayAGS, Inc.

ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office of the Corporation within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the laws of the State of Nevada, including the Nevada Revised Statutes, as amended from time to time (the “NRS”).

ARTICLE IV CAPITAL STOCK

Section 1. Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is 500,000,000 shares, which shall consist of (a) 450,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (b) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Except as otherwise provided in these these Amended and Restated Articles of Incorporation (as amended from time to time, these “Articles”), including any certificate of designation establishing the terms of a series of Preferred Stock in accordance with these Articles (each, a “Preferred Stock Designation”), these Articles may be amended, in accordance with NRS 78.390, to increase or decrease the number of authorized shares of Preferred Stock or Common Stock (but no such decrease shall reduce the number of authorized shares of any class or series of the Corporation’s capital stock below the number of shares of such class or series then outstanding) with the approval of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and without any separate vote by the holders of any class or series of the Corporation’s capital stock, irrespective of the provisions of NRS 78.1955(2) (or any successor provision thereto)

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Articles, including the Preferred Stock Designation relating to such series of Preferred Stock, or the NRS. To the extent provided in the Preferred Stock Designation relating to a series of Preferred Stock, the board of directors may increase (but not above the total number of then authorized and undesignated shares of preferred stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding. Notwithstanding anything to the contrary in these Articles, the rights of each holder of the Preferred Stock shall be at all times subject to, and limited by, all applicable gaming and other statutes, laws, rules and regulations.

Section 3. Common Stock.

(a)Dividends and other Distributions. Except as may otherwise be required by these Articles and subject to the rights of holders of any Preferred Stock, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends and other distributions (as defined in NRS 78.191) as may from time to time be declared by the Board out of funds legally available therefor.

(b)Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any Preferred Stock, holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such holder.

(c)Voting Rights. Except as may otherwise be required by applicable law or these Articles, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters to be voted on by the stockholders of the Corporation.

Section 4. Reclassification of Previously Issued and Outstanding Non-Voting Common Stock of the Corporation. As of immediately prior to the effective time of these Articles (the “Effective Time”), the Corporation had 30,000,000 authorized shares of non-voting common stock, $0.01 par value per share, of which 15,041,361 shares were issued and outstanding (the “Outstanding Non-Voting Common Stock”). At and as of the Effective Time, by virtue of filing these Articles, each share of Outstanding Non-Voting Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified, without any action by the holder thereof, as one share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Outstanding Non-Voting Common Stock shall, from and after the Effective Time, automatically and without necessity of presenting the same for exchange, represent an equal number of shares of Common Stock.

Section 5. Cancellation of Previously Issued and Outstanding Voting Stock of the Corporation.
Immediately prior to the Effective Time, the Corporation had 100 authorized shares of voting common stock, $0.01 par value per share, of which 100 shares were issued and outstanding (the “Outstanding Voting Common Stock”). At and as of the Effective Time, by virtue of filing of these Articles, each share of Outstanding Voting Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically cancelled for no consideration, without any action by the holder thereof.

ARTICLE V
BYLAW AMENDMENTS

In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board is expressly authorized to adopt, amend and repeal Bylaws of the Corporation (each, a “Bylaw” and collectively, the “Bylaws”), subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaw whether adopted by them or otherwise; provided, that, to the fullest extent permitted by the NRS, prior to the time when the Apollo Group (as defined below) first ceases to beneficially own at least 25% of the voting power of the Corporation’s outstanding shares entitled to vote generally in the election of directors, the Board shall not adopt any resolution providing for any adoption, amendment or repeal of any Bylaw by the Board unless such resolution is approved by a majority of the directors then in office, which majority must include a majority of the Apollo Directors (as defined below) then in office. Notwithstanding any other provisions of these Articles or the Bylaws (and notwithstanding the fact that a lesser percentage otherwise might have been permitted by applicable law, these Articles or the Bylaws), but in addition to any other affirmative vote of the holders of any particular class or series of stock of the Corporation required by applicable law or these Articles (including any Preferred Stock), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any Bylaw; provided, however, that prior to the Triggering Event (as defined below), Bylaws may be adopted, amended or repealed upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI
ARTICLES AMENDEMENTS

To the fullest extent permitted by the NRS, prior to the time when the Apollo Group (as defined below) first ceases to beneficially own at least 25% of the voting power of the Corporation’s outstanding shares entitled to vote generally in the election of directors, the Board shall not adopt any resolution providing for any amendment to these Articles unless such resolution is approved by a majority of the directors then in office, which majority must include a majority of the Apollo Directors then in office.

ARTICLE VII
MEETINGS OF STOCKHOLDERS

Section 1. Stockholder Written Consent. Subject to applicable law, at any time prior to the Triggering Event, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed (including for avoidance of doubt electronic signatures in accordance with the applicable provisions of the NRS) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the NRS. Except as otherwise provided for or fixed pursuant to the Preferred Stock Designation relating to any then-outstanding series of Preferred Stock, from and after the Triggering Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be taken by any consent of stockholders in lieu of a meeting.

Section 2. Special Meetings of Stockholders. In addition to such persons as may be authorized by the Bylaws or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, at any time prior to the Triggering Event, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called from time to time (i) by the affirmative vote of a majority of the Board, (ii) by the chairman of the Board, (iii) by the Chief Executive Officer of the Corporation or (iv) by stockholder(s) individually or collectively holding a majority of the voting power of the outstanding shares of stock of the Corporation.

Section 3. Election of Directors by Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII
BOARD OF DIRECTORS
Section 1. Powers; Number and Term of Directors.

(a)Except as otherwise provided in these Articles, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation and subject to the Stockholders Agreement (as defined below), the number of directors constituting the entire Board shall be fixed from time to time by resolution of the Board, but shall not be less than three (3) nor more than ten (10).

(b)On each matter submitted to the Board, any committee of the Board or any subcommittee of any committee of the Board, each director (including each Apollo Director and each Non-Apollo Director (as defined below)) shall have one vote; provided that (i) at any meeting of the Board at which the number of Apollo Directors present is less than the total number of Apollo Directors then in office, each Apollo Director so present shall have, with respect to any matter submitted to the Board, the number of votes as is equal to the quotient of the total number of Apollo Directors then in office, divided by the number of Apollo Directors present at such meeting, and (ii) at any meeting of any committee of the Board or subcommittee thereof at which the number of Apollo Directors present is less than the total number of Apollo Directors appointed to such committee or subcommittee, as applicable, each Apollo Director so present shall have, with respect to any matter submitted to the committee or subcommittee, as applicable, the number of votes as is equal to the quotient of the total number of Apollo Directors appointed to such committee or subcommittee, as applicable, divided by the number of Apollo Directors present at such meeting.

(c)At any time that any Apollo Director has more than one vote on any matter, every reference in the NRS, these Articles or the Bylaws to a majority or other proportion of directors shall be deemed a reference to a majority or such other proportion of the voting power of all of the directors.

Section 2. Classification of Directors. The Board (other than those directors elected or otherwise designated by the holders of any Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Class I directors initially shall serve for a term expiring at the annual meeting of stockholders first occurring after the Effective Time; the Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders occurring after the Effective Time; and the Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders occurring after the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, at each annual meeting of stockholders, the successor or successors to the class of directors whose term expires at that meeting shall be elected in accordance with the Bylaws, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualify, or until their earlier death, disqualification, resignation or removal. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to such classes at the Effective Time; provided, that if any change in the classification of the directors would otherwise increase the term of a director, and unless such change is effected by way of a duly adopted amendment to these Articles and otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors.

Section 3. Removal of Directors. Except for Preferred Stock Directors, if any, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of not less than two- thirds (2/3) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 4. Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect or otherwise designate Preferred Stock Directors, any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board, may be filled solely by the affirmative vote of a majority of the voting power of the remaining members of the Board, although less than a quorum, or a sole remaining Director. A Director so elected shall be elected to hold office until the expiration of the term of office of the Director whom he or she has replaced, and a successor is elected and qualified or the Director’s earlier death, resignation, disqualification or removal.

ARTICLE IX
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification. The Corporation shall indemnify any person (an “indemnitee”) who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, service as a trustee) of another entity or enterprise, to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such person in connection with such Proceeding. Notwithstanding the preceding sentence, except as provided below in Article IX, Section 6 of these Articles with respect to Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) initiated by the indemnitee if and only if the Board authorized the commencement of such Proceeding (or part thereof).

Section 2. Advance Payment of Expenses. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by an indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that, to the extent required by the NRS, a present director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article IX.

Section 3. Rights Not Exclusive. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which an indemnitee may be entitled under any statute, provision of these Articles, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 4. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee) of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the NRS or the provisions of this Article IX.

Section 5. Certain Definitions. For the purposes of this Article IX, (a) any director or officer of the Corporation who shall serve or has served as a director, officer, employee or agent of any other entity or enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary entity or enterprise wholly owned by the Corporation, in each case, shall be deemed to be serving at the request of the Corporation. In all other instances where any person shall serve or has served as a director, officer, employee or agent (including, without limitation, as a trustee) of another entity or enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving in such capacity at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article IX, references to an entity include all predecessor entities and constituent entities absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving entity so that any person who is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee) of such a constituent entity shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving entity as such person would if such person had served the resulting or surviving entity in the same capacity. For purposes of this Article IX, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in NRS 78.7502.
Section 6. Proceedings to Enforce Rights to Indemnification.

(a)If a claim under Article IX, Section 1 of these Articles is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, or a claim under Article IX, Section 2 is not paid in full by the Corporation within 30 days after a written claim therefor has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim. Any such written claim under Article IX, Section 1 shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Article IX, Sections 1-2, shall include reasonable documentation of the expenses incurred by the indemnitee.

(b)If successful in whole or in part in any suit brought pursuant to Article IX, Section 6(a), or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c)In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the NRS. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 7. Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall continue as to a person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another entity or enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article IX by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE X
DIRECTOR AND OFFICER LIABILITY TO THE CORPORATION

Section 1. Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 2. Repeal or Modification. Any repeal or modification of the foregoing Article X, Section 1 by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
MANDATORY FORUM FOR ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles or the Bylaws; (d) to interpret, apply, enforce or determine the validity of these Articles or the Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada, does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.

ARTICLE XII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

ARTICLE XIII
CORPORATE OPPORTUNITIES

Section 1. Corporate Opportunities.

(a)Subject to any express agreement that may from time to time be in effect, a Covered Apollo Person (as defined below) may, and shall have no duty not to, in each case on behalf of Apollo, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Nevada law, including NRS 78.070(8), the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Apollo Group, and waives any claim against a Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article IX.

(b)In the event that a Covered Apollo Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Apollo Person, in his or her Apollo-related capacity, or Apollo and (y) the Corporation, the Covered Apollo Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Nevada law, including NRS 78.070(8), the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim, that such Covered Apollo Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Apollo Person (a) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate, (b) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another Person or (c) does not communicate information regarding such corporate opportunity to the Corporation; provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Apollo Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article IX.

Section 2. Amendments. Notwithstanding any other provision of these Articles or the Bylaws and in addition to any other affirmative vote of the holders of any particular class or series of stock of the Corporation required by applicable law, these Articles (including any Preferred Stock Designation) or the Bylaws, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article XIII, provided that the foregoing restriction shall not apply to any amendment or restatement of these Articles (including, without limitation, pursuant to articles of merger, conversion or exchange) to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange to which the Corporation is a constituent entity, in each case which has been otherwise duly authorized and approved by a majority of the directors then in office, which majority must include a majority of the Apollo Directors then in office, and the stockholders of the Corporation in accordance with these Articles (including any Preferred Stock Designation), the Bylaws, the NRS and other applicable law.

Section 3. Conflict. In the event of a conflict between this Article XIII and any other Article or provision of these Articles, this Article XIII shall prevail in all circumstances.

Section 4. Certain Definitions. For purposes of this Article XIII only:

(a)“Corporation” shall be deemed to refer to PlayAGS, Inc. and all Persons in which PlayAGS, Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which PlayAGS, Inc. otherwise controls.

(b)“Covered Apollo Person” means (i) any director or officer of the Corporation who is also an officer, director, employee, managing director or other affiliate of a member of the Apollo Group and (ii) Apollo.

ARTICLE XIV
GAMING AND REGULATORY MATTERS

Section 1. Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Corporation or the applicable Affiliated Company, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

Section 2. Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Securities shall promptly notify the Corporation of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities may be required by Gaming Law to (i) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (ii) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.

Section 3. Finding of Unsuitability.

(a)The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board, in which event the Corporation shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated Companies to purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as applicable, of the Corporation and/or Affiliated Company, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

(b)Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Board otherwise determines that a Person is an Unsuitable Person, and unless and until the Securities Owned or Controlled by such Person cease to be outstanding or are Owned or Controlled by a Person who is not an Unsuitable Person in accordance with these Articles and applicable law, it shall be unlawful for such Unsuitable Person or any of its Affiliates to and such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation or the applicable Affiliated Company entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Corporation or any Affiliated Company for services rendered or otherwise (except in exchange for such Securities as provided in this Article XIV), or (iv) be or continue as a manager, officer, partner or director of the Corporation or any Affiliated Company.

Section 4. Notices. All notices given by the Corporation or an Affiliated Company pursuant to this Article, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation or Affiliated Company.

Section 5. Indemnification. Each Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s continuing Ownership or Control of Securities, failure or refusal to comply with the provisions of this Article, or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Gaming Authorities or this Article.

Section 6. Injunctive Relief. The Corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article XIV and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article XIV will expose the Corporation and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Corporation and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article XIV .

Section 7. Non-Exclusivity of Rights. The rights of the Corporation or any Affiliated Company pursuant to this Article shall not be exclusive of any other rights the Corporation or any Affiliated Company may have or hereafter acquire under any agreement, provision of the Bylaws or organizational documents of such Affiliated Company or otherwise. To the extent not prohibited under applicable Gaming Laws, the Corporation shall have the right, exercisable in the sole discretion of the Board, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

Section 8. Further Actions. Nothing contained in this Article XIV shall limit the authority of the Board to take such other action, to the extent not prohibited by law, as it deems necessary or advisable to protect the Corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Corporation or any of its Affiliated Companies (or any pending or contemplated application for any such Gaming License). Without limiting the generality of the foregoing, the Board may, to the extent not prohibited by law, interpret or conform any provisions of this Article XIV to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Board may, to the extent not prohibited by law, from time to time establish, modify, amend or rescind Bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XIV . Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of each of the Affiliated Companies and with the transfer agent, if any, of the Corporation and/or any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

Section 9. Authority of the Board. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 10. Compliance with NRS; Severability. Each provision of this Article XIV shall be deemed to be qualified as being to the fullest extent not prohibited by the NRS. If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect (whether under the NRS or otherwise) by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.

Section 11. Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming

Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this Article XIV in any instance in which and to the extent the Board determines that a waiver would be in the interests of the Corporation. Except as required by a Gaming Authority, nothing in this Article XIV shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Section 12. Legend. The restrictions set forth in this Article XIV shall be noted on any certificate evidencing the Securities in accordance with the requirements of the NRS and any applicable Gaming Laws.

Section 13. Required New Jersey Charter Provisions. These Articles shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., as amended from time to time, and the attendant regulations promulgated thereunder (collectively, the “New Jersey Act”) and, to the extent that anything contained herein or in the Bylaws is inconsistent with the New Jersey Act, the provisions of the New Jersey Act shall govern. All provisions of the New Jersey Act, to the extent required by law to be stated in these Articles, are incorporated herein by this reference.

Section 14. Certain Definitions. For purposes of this Article XIV the following terms shall have the following meanings:

(a)“Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

(b)“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

(c)“Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

(d)“Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

(e)“Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

(f)“Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

(g)“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control

by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

(h)“Interest” shall mean the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

(i)	“Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record,
(ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

(j)“Redemption Date” shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation or any of its Affiliated Companies, which redemption date shall be determined in the sole and absolute discretion of the Board but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of) by the selling Unsuitable Person and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person), or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (x) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (y) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

(k)“Redemption Notice” shall mean that notice of redemption delivered by the Corporation pursuant to this Article to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Corporation, or if the Board deems it necessary or advisable, to redeem such Unsuitable Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Securities shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

(l)“Redemption Price” shall mean, unless otherwise determined by the Board in its sole and absolute discretion, a price equal to the lesser of (i) the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding delivery of the Redemption Notice or, if such Securities are not so listed or traded, at the fair value of the Securities determined in good faith by the Board and (ii) the holder’s original Purchase Price.

(m)	“SEC” shall mean the U.S. Securities and Exchange Commission.

(n)“Securities” shall mean the capital stock of the Corporation and the capital stock, member’s interests or membership interests, partnership interests or other equity securities of any Affiliated Company.

(o)“Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

(p)“Unsuitable Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable or who is disqualified to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction,
(v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded,

suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non- appealable), or (vi) is deemed by the Board, in its sole and absolute discretion, likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company whose ownership of Securities or whose failure to make application to seek licensure from or otherwise comply with the requirements of a Gaming Authority will result in the Corporation losing a Gaming License, or the Corporation being unable to reinstate prior a Gaming License, or the Corporation being unable to obtain a new Gaming License, as determined by the Board, in its sole and absolute discretion, after consultation with counsel.

ARTICLE XV DEFINITIONS

As used in these Articles, unless the context otherwise requires or as set forth in another Article or Section of these Articles, the term:

(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates.

(b)	“Apollo” means Apollo Global Management, LLC, together with its subsidiaries.

(c)“Apollo Director” means any director of the Corporation nominated by the Apollo Group and designated as such pursuant to the Stockholders Agreement.

(d)“Apollo Group” means, collectively, (i) Apollo, (ii) certain investment funds affiliated with or managed by Apollo, including Apollo Investment Fund VIII, L.P., along with their parallel investment funds, (iii) any other investment fund or other collective investment vehicle affiliated with or managed by Apollo or whose general partner or managing member is owned, directly or indirectly, by Apollo, (iv) AP Gaming VoteCo, LLC, to the extent that it has beneficial ownership of shares of Common Stock pursuant to that certain Irrevocable Proxy and Power of Attorney of the Corporation, dated as of the date hereof, and (v) any Affiliate of the foregoing (in each case, other than the Corporation and its subsidiaries).

(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case together with the rules and regulations promulgated thereunder.

(f)	“Non-Apollo Director” means any director of the Corporation other than an Apollo Director.

(g)“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h)“Stockholders Agreement” means the Stockholders Agreement, dated as of the closing of the initial public offering of Common Stock, by and among the Corporation, Apollo Gaming Holdings, L.P. and AP Gaming VoteCo, LLC, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(i)“Triggering Event” means the first date on which the Apollo Group ceases to beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) shares representing at least fifty percent (50%) of the voting power of the issued and outstanding shares of stock of the Corporation.

ARTICLE XVI
DEEMED NOTICE AND CONSENT

To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles, (b) the Bylaws and (c) any amendment to these Articles or the Bylaws enacted or adopted in accordance with these Articles, the Bylaws and applicable law.

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